Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ADVANCED ENERGY INDUSTRIES, INC.

Advanced Energy Industries, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the state of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1.The name of the Corporation is Advanced Energy Industries, Inc. The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State was September 1, 1995. The original Certificate of Incorporation was subsequently amended and restated by the Amended and Restated Certificate of Incorporation, filed with the Secretary of State on July 5, 2019.

2.This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law and restates, integrates, and further amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation.

3.The text of the Amended and Restated Certificate of Incorporation of this Corporation is hereby amended and restated in its entirety to read as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Elizabeth K. Vonne, its Executive Vice President, General Counsel and Corporate Secretary, this 25th day of April, 2024.

ADVANCED ENERGY INDUSTRIES, INC.

By:	/s/ Elizabeth K. Vonne
Elizabeth K. Vonne
Executive Vice President, General Counsel and Corporate Secretary

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ADVANCED ENERGY INDUSTRIES, INC.

ARTICLE I.

The name of this corporation is ADVANCED ENERGY INDUSTRIES, INC. (the “Corporation”).

ARTICLE II.

The address, including street number, city, and county, of the registered office of the Corporation in the state of Delaware is Corporation Trust Center, 1209 Orange Street, city of Wilmington, 19801, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III.

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

ARTICLE IV.

A.        The Corporation is authorized to issue two classes of stock to be designated “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock that the Corporation is authorized to issue is seventy-one million (71,000,000) shares. Seventy million (70,000,000) shares shall be Common Stock, par value $0.001 per share, and one million (1,000,000) shares shall be Preferred Stock, par value $0.001 per share.

B.The Preferred Stock may be issued from time to time in one or more series. The board of directors of the Corporation (the “Board of Directors”) is hereby authorized, by filing a certificate (a “Preferred Stock Designation”) pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding, in case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.

(1)        The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

(2)        Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors shall be elected at each annual meeting of stockholders for a term of one year. Each director shall serve until a successor is duly elected and qualified or until such director’s earlier death, resignation, or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(3)        Subject to the rights of the holders of any series of Preferred Stock, any director may be removed with or without cause.  Subject to any limitations imposed by law, the Board of Directors or any individual director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of the Corporation, entitled to vote at an election of directors (the “Voting Stock”).

(4)        Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation, or removal.

B.

(1)        Subject to paragraph (h) of Section 43 of the By-Laws, the By-Laws may be amended, altered, changed, or repealed or new By-Laws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock. The Board of Directors shall also have the power to adopt, amend, alter, change, or repeal By-Laws.

(2)        The directors of the Corporation need not be elected by written ballot unless the By-Laws so provide.

(3)        Special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, by (i) the Chair of the Board of Directors, (ii) the Chief Executive Officer, (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), or (iv) the written request of stockholders satisfying the procedural and stock ownership requirements set forth in Section 5 of the By-Laws , and shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

(4)        Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws of the Corporation.

ARTICLE VI.

A.        A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, as applicable, provided that this Article VI shall not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the Delaware General Corporation Law, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the Corporation. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

B.         Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE VII.

A.        The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, except as provided in paragraph B of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B.         Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting

Stock required by law, this Amended and Restated Certificate of Incorporation, or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to amend, alter, change, or repeal Articles VI or VII of this Amended and Restated Certificate of Incorporation.